                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   VIAD CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                   VIAD TOWER

                          PHOENIX, ARIZONA 85077-2227

Robert H. Bohannon
CHAIRMAN, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                                                  March 31, 1998

Dear Stockholder:

    Your 1998 Annual Meeting will be held on Tuesday, May 12, at 9:00 a.m., in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page.

    No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free valet parking, and, for your convenience, arrangements have been made with the hotel to have the gratuity charged to the Corporation. If you use this valet service, please notify the valet that you are attending the Viad Corp stockholders' meeting.

    Directors and officers will be present preceding and following the meeting to talk with stockholders. During the meeting there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting as explained in the notice and Proxy Statement which follow.

    IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          Sincerely,

                                                        [LOGO]

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                                                  March 31, 1998

To the Holders of Common Stock of Viad Corp:

    The Annual Meeting of Stockholders of Viad Corp, a Delaware corporation, will be held in the Ballroom of The Ritz-Carlton Phoenix, 2401 East Camelback Road, Phoenix, Arizona 85016, on Tuesday, May 12, 1998, at 9:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

    1. Election of directors of the Corporation as set forth in the attached Proxy Statement; and

    2. Ratification of the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation for the year 1998; and

    3. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

    Only stockholders of record of Common Stock at the close of business March 13, 1998, are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination by any stockholder, for any purpose germane to the meeting, during the time of the meeting and for ten days prior to the meeting at the principal executive offices of the Corporation, Viad Tower, 1850 North Central Avenue, Phoenix, Arizona.

    The Annual Report for the year 1997, including financial statements, is included with your Proxy Statement.

    To assure your representation at the meeting, please vote, sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors, as soon as possible. If your registered address is in the United States, a return envelope which requires no postage if mailed in the United States is enclosed for that purpose.

                                          SCOTT E. SAYRE
                                          SECRETARY

                                  PLEASE VOTE
                             YOUR VOTE IS IMPORTANT

                                PROXY STATEMENT

                                       OF

                                     [LOGO]

                                   VIAD TOWER

                          PHOENIX, ARIZONA 85077-2227

                         (First Mailed March 31, 1998)

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the 1998 Annual Meeting of Stockholders of the Corporation. The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. The Corporation has retained Norwest Bank Minnesota, N.A. to assist it in connection with the solicitation at an estimated fee of $2,500, plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares. The enclosed proxy, if properly executed and returned, will be voted according to its specifications but may be revoked at any time before it is voted by giving notice in writing to the Secretary of the Corporation or by voting in person at the meeting. The election inspectors will treat abstentions or a withholding of authority as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If a stockholder is a participant in an Employees' 401(k) Plan of the Corporation or one of its subsidiaries and/or the Viad Corp Employees' Stock Ownership Plan Trust (ESOP Plan), the proxy will serve as a voting instruction to the respective Trustee. In a 401(k) Plan or in the ESOP Plan, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of such shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

    Only stockholders of record of Common Stock as of the close of business on the record date, March 13, 1998, will be eligible to vote at the meeting. The number of shares of Common Stock then outstanding was 99,167,866 shares. Each outstanding share will be entitled to one vote. For those proposals for which no directions are given, the proxy will be voted "for" the election of the directors set forth herein and in accordance with the recommendations of the Board of Directors or the best judgment of the proxy holders on other proposals. To be elected, each director must receive the affirmative vote of the holders of a plurality of the shares voting. Approval of each other proposal requires the affirmative vote of a majority of the shares voting on each such proposal.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors held five meetings during 1997. It has established the following standing committees of certain of its members to deal with particular areas of responsibility:

    1. The Executive Committee, which held eleven meetings during 1997, exercises all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, except as limited by Delaware law and resolutions of the Board.

    2. The Audit Committee, which met three times in 1997, recommends appointment of the Corporation's independent public accountants and reviews audit reports, accounting policies, financial statements, interest rate swap transaction reports, internal audit reports, corporate compliance programs, internal controls, audit fees, and certain officer expenses. All members of this Committee are nonemployee directors.

    3. The Human Resources Committee, which met six times in 1997, reviews, for recommendation to the Board, the salary of the Chief Executive Officer, and approves salaries and compensation of executive officers and other compensation awards under various compensation plans, and also approves grants under the Corporation's incentive stock plans (see the Human Resources Committee Report below). All members of this Committee are nonemployee directors.

    4. The Corporate Governance and Nominating Committee, which met two times in 1997, is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board. All members of this Committee are nonemployee directors. The Committee will consider candidates for Board membership proposed by stockholders who have complied with the procedures described under the caption below entitled "Submission of Stockholder Proposals and Other Information." The Committee also reviews and from time to time proposes changes in the Corporation's system of Corporate Governance.

    Directors who are not employees of the Corporation receive an annual retainer of $30,000 and also receive a fee of $1,500 for each Board of Directors meeting attended and a fee of $1,000 for each Executive, Audit, Human Resources and Corporate Governance and Nominating Committee meeting attended. Directors who chair committees of the Board are paid an additional annual retainer of $5,000.

    Nonemployee directors may elect to participate in the Deferred Compensation Plan for Directors under which payment of part or all of their fees and retainers may be deferred. Nonemployee directors also were granted the right to elect to participate in this Plan in connection with termination of the Directors' Retirement Plan in August, 1996, pursuant to which the accrued vested benefits of a participant were credited, in the form of stock units, to their Deferred Compensation Plan account. This Plan provides participants with the option to defer their compensation in the form of stock units related to the price of the Corporation's Common Stock, as well as the option to defer in the form of cash. All nonemployee directors are participants in this Plan. Amounts deferred under the Plan, plus interest thereon at the long-term medium-quality bond rate for cash accounts or dividend equivalents reinvested for stock units accounts, as the case may be, are payable to the director or to the director's estate or beneficiary, over such period as may be designated, upon termination as a director. At August 15, 1996, participants in the Plan who had stock units were credited with stock units of The Dial Corporation equal to the number of stock units of the Corporation held by each participant, with dividend equivalents on The Dial Corporation stock units, as declared, to be credited to a cash account.

    Pursuant to the 1997 Viad Corp Omnibus Incentive Plan, 4,900 nonqualified options to purchase Common Stock were issued to each nonemployee director holding office on August 20, 1997, at an exercise price of $18.3438, the average market price on the day of issue. An additional 10,000 nonqualified options to purchase Common Stock were issued pursuant to the Plan to Mr. Tolleson on August 25, 1997, at an exercise price of $18.0625, the average market price on the day of issue, in connection with his election as a director of Viad Corp. The Corporation also provides nonemployee directors with accidental death and dismemberment insurance benefits of $300,000 and, in addition, travel accident insurance benefits of $250,000 when traveling on the Corporation's business.

    All directors of the Corporation participate or are eligible to participate in the Directors' Charitable Award Program which provides for contributions by the Corporation on behalf of each participating director of $100,000 per year to one or more charitable organizations designated by the director. The contributions are made over a period of ten years following the director's death. The program is being funded through the purchase of life insurance on the life of the director, with the Corporation as beneficiary.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Corporation consists of eight persons divided into three classes. At each annual meeting the term of one class of directors expires and persons are elected to that class for terms of three years.

    The persons appointed in the enclosed proxy intend to vote at the Annual Meeting, and any adjournment or adjournments thereof, for the election of the nominees for directors whose names appear below, for the term indicated or until their respective successors have been elected and have qualified, or in the event of disqualification, refusal or inability of any of them to serve, for the election of such other persons as they believe will carry on the present policies of the Corporation. Each of the nominees has agreed to serve if elected.

                               DIRECTOR NOMINEES

    The information regarding the director nominees has been furnished by such nominees and is set forth below:

                                                     PRINCIPAL OCCUPATION, OTHER DIRECTORSHIPS,
NAME                                             COMMITTEE MEMBERSHIPS, AGE, AND YEAR FIRST ELECTED
---------------------------------  -------------------------------------------------------------------------------
FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING

Jess Hay.........................  Chairman, Texas Foundation for Higher Education, and Chairman of the Board of
                                     HCB Enterprises Inc, a private investment firm. Retired Chairman and Chief
                                     Executive Officer of Lomas Financial Group. Also a director of Exxon
                                     Corporation, SBC Communications, Inc., and Trinity Industries, Inc. Mr. Hay
                                     is a member of the Executive and Corporate Governance and Nominating
                                     Committees and Chairman of the Human Resources Committee. Age 67. Director
                                     since 1981.

Linda Johnson Rice...............  President and Chief Operating Officer and a director of Johnson Publishing
                                     Company, Inc., publisher of EBONY and other magazines. Also a director of
                                     Bausch & Lomb Incorporated, and Kimberly-Clark Corporation. Ms. Rice is a
                                     member of the Audit and Human Resources Committees and Chairman of the
                                     Corporate Governance and Nominating Committee. Age 40. Director since 1992.

Timothy R. Wallace...............  President and Chief Operating Officer and a director of Trinity Industries,
                                     Inc., a manufacturer of railcars and equipment. Mr. Wallace is a member of the Human Resources Committee. Age 44. Director since 1996.

                         DIRECTORS CONTINUING IN OFFICE

    The information regarding the directors continuing in office has been furnished by such directors and is set forth below:

                                                     PRINCIPAL OCCUPATION, OTHER DIRECTORSHIPS,
NAME                                             COMMITTEE MEMBERSHIPS, AGE, AND YEAR FIRST ELECTED
---------------------------------  -------------------------------------------------------------------------------
TERMS EXPIRING AT THE 2000 ANNUAL MEETING

Robert H. Bohannon...............  Chairman, President and Chief Executive Officer of the Corporation. Mr.
                                     Bohannon is a member of the Executive Committee. Age 53. Director since 1996.

Douglas L. Rock..................  Chairman of the Board and Chief Executive Officer of Smith International, Inc.,
                                     a supplier of products and services to the oil and gas drilling and production industry. Mr. Rock is a member of the Audit Committee. Age 51.
                                     Director since 1996.

John C. Tolleson.................  Founder and former Chairman and Chief Executive Officer of First USA, Inc., a
                                     financial services company specializing in the credit card business; and
                                     currently Chairman of The Tolleson Group, a private investment group. Also a director of Banc One Corporation, Capstead Mortgage Corporation, and
                                     Paymentech, Inc. Mr. Tolleson is a member of the Audit Committee. Age 49.
                                     Director since 1997.

TERMS EXPIRING AT THE 1999 ANNUAL MEETING

Judith K. Hofer..................  President and Chief Executive Officer of Filene's, a retail department store division of The May Department Stores Company. Ms. Hofer is a member of the
                                     Executive and Human Resources Committees and Chairman of the Audit Committee.
                                     Age 58. Director since 1984.

Jack F. Reichert.................  Chairman of the Board, Retired, and a director of Brunswick Corporation, a leader in marine power, pleasure boating and recreation products and services. Trustee, Carroll College; Executive in Residence, University of
                                     Wisconsin-Milwaukee; Director, Professional Bowlers Association. Mr. Reichert
                                     is a member of the Audit and Corporate Governance and Nominating Committees
                                     and Chairman of the Executive Committee. Age 67. Director since 1984.

                   OWNERSHIP OF THE CORPORATION'S SECURITIES

    The following tables set forth certain information at March 13, 1998, or such other date as indicated, regarding those persons known to the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding Common Stock and the beneficial ownership, as defined by the Securities and Exchange Commission (SEC), of such Common Stock by all directors and executive officers of the Corporation individually and as a group:

CERTAIN BENEFICIAL OWNERS

                                                                                  AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS                                                                  BENEFICIAL OWNERSHIP      CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Brinson Partners, Inc.
  209 S. LaSalle Street
  Chicago, Illinois 60604.......................................................         5,835,554(1)           5.9%

FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109...................................................        12,543,488(2)          12.6%

Franklin Resources, Inc.
  777 Mariners Island Boulevard
  P. O. Box 7777
  San Mateo, California 94403-7777..............................................         7,366,700(3)           7.4%

Loomis, Sayles & Company, L.P.
  One Financial Center
  Boston, Massachusetts 02111...................................................         7,541,852(4)           7.6%

------------------------

(1) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 11, 1998, filed with the SEC by Brinson Partners, Inc. With respect to the shares held, such stockholder has shared voting power and shared dispositive power for all shares owned.

(2) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 14, 1998, filed with the SEC by FMR Corp. FMR Corp. is the parent holding company of Fidelity Management and Research Company. With respect to the shares held, such stockholder has sole voting power for 276,900 shares and sole dispositive power for all shares owned.

(3) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 10, 1998, filed with the SEC by Franklin Resources, Inc. With respect to the shares held, such stockholder has sole voting power and sole dispositive power for all shares owned.

(4) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated February 12, 1998, filed with the SEC by Loomis, Sayles & Company, L.P. With respect to the shares held, such stockholder has sole voting power for 4,465,250 shares, shared voting power for 52,600 shares, and sole dispositive power for all shares owned.

DIRECTORS AND EXECUTIVE OFFICERS

                                                                                        AMOUNT OF
                                                                                       BENEFICIAL       PERCENT OF
NAME                                                                                  OWNERSHIP(1)         CLASS
---------------------------------------------------------------------------------  -------------------  -----------
Robert H. Bohannon...............................................................          194,451           *
Charles J. Corsentino............................................................          131,563           *
Jess Hay.........................................................................           54,153           *
Judith K. Hofer..................................................................           63,843           *
L. Gene Lemon....................................................................          631,757           *
Frederick J. Martin..............................................................          350,069           *
Philip W. Milne..................................................................           69,841           *
Paul B. Mullen...................................................................           25,745           *
Ronald G. Nelson.................................................................          183,779           *
Peter J. Novak...................................................................          176,944           *
Jack F. Reichert.................................................................           74,352           *
Linda Johnson Rice...............................................................           60,693           *
Douglas L. Rock..................................................................            6,500           *
Scott E. Sayre...................................................................           30,839           *
Richard C. Stephan...............................................................          269,756           *
John C. Tolleson.................................................................           50,000           *
Timothy R. Wallace...............................................................            6,500           *
Wayne A. Wight...................................................................           57,511           *
All Directors and Executive Officers as a Group
  (18 persons)...................................................................        2,438,296             2.5%

------------------------

(1) Includes 202,600 shares of performance-based stock, which will not be earned unless performance targets are met, and 1,619,712 shares of Common Stock with respect to which all the above directors and executive officers as a group have the right to acquire ownership within 60 calendar days through the exercise of stock options granted under the Corporation's stock option plans.

*   Less than one percent.

    The Corporation's management understands the importance of aligning the financial interests of its director and officer groups with those of its stockholders. Accordingly, the Corporation has established specific guidelines relating to the minimum amount of stock directors and officers are expected to own on a direct basis, meaning stock or stock units which are subject to market risk, not simply held under option. Stock units are subject to market risk in the same manner as common stock as they have a value equal to the market price of the Corporation's Common Stock.

    The Corporation's guidelines call for each officer to own stock or stock units which have a value within a range of one and one-half to five times that individual's annual salary, depending on his or her level of compensation as discussed in the Human Resources Committee Report which follows. Most of these officers have reached their goals and the remainder are continuing to invest towards achieving their goals.

    The Corporation's guidelines also call for each director to own stock or stock units which have a value equal to five times the annual basic retainer payable to directors. Information concerning director ownership of Common Stock, options and stock units at March 13, 1998, is set forth below:

                                                         YEAR FIRST    BENEFICIAL   UNEXERCISABLE    STOCK
NAME                                                       ELECTED    OWNERSHIP(1)     OPTIONS     UNITS(2)   TOTA1(3)
-------------------------------------------------------  -----------  ------------  -------------  ---------  ---------
Robert H. Bohannon.....................................        1996       194,451        122,500      18,750    335,701
Jess Hay...............................................        1981        54,153         11,400      54,157    119,710
Judith K. Hofer........................................        1984        63,843         11,400      51,482    126,725
Jack F. Reichert.......................................        1984        74,352         11,400      56,731    142,483
Linda Johnson Rice.....................................        1992        60,693         11,400       8,935     81,028
Douglas L. Rock........................................        1996         6,500         11,400       3,286     21,186
John C. Tolleson.......................................        1997        50,000         10,000           0     60,000
Timothy R. Wallace.....................................        1996         6,500         11,400         492     18,392

------------------------

(1) Beneficial ownership column includes Common Stock owned plus Common Stock with respect to which a director has the right to acquire ownership within 60 calendar days through the exercise of stock options granted under the Corporation's stock option plans. Direct ownership of Common Stock is as follows: Mr. Bohannon, 80,481 (including 56,400 shares of performance-based stock which will not be earned unless performance targets are met); Mr. Hay, 7,000; Ms. Hofer, 26,477; Mr. Reichert, 1,000; Ms. Rice, 3,000; Mr. Rock,
    none; Mr. Tolleson, 50,000; and Mr. Wallace, none.

(2) Stock units have been acquired at the election of individual nonemployee directors in connection with termination in August 1996 of the Directors' Retirement Plan and by investment of Board retainer and meeting fees pursuant to the Deferred Compensation Plan for Directors as described previously. Stock units held by Mr. Bohannon were acquired by investment of a portion of his 1997 bonus in stock units pursuant to the Deferred Compensation Plan for Executives.

(3) Total Viad Corp stock-based holdings of each director, including Common Stock, exercisable and unexercisable options, and deferred compensation in the form of stock units. Total holdings for all directors amounted to 905,225 shares of Common Stock and/or stock units.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation received for the years 1995-1997 by each of the Corporation's five most highly compensated executive officers in 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM COMPENSATION
                                                                                         -------------------------------------------
                                                                                                    AWARDS                PAYOUTS
                                                   ANNUAL COMPENSATION                   ----------------------------  -------------
                                   ----------------------------------------------------                  SECURITIES      LONG-TERM
                                                                         OTHER ANNUAL     RESTRICTED     UNDERLYING      INCENTIVE
                                                                         COMPENSATION    STOCK AWARDS      OPTIONS        PAYOUTS
NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)       ($)(1)          ($)(2)         (#)(3)         ($)(4)
---------------------------------  ---------  -----------  -----------  ---------------  -------------  -------------  -------------
Robert H. Bohannon(6)............       1997     650,000      450,000(7)       17,518         --            100,000        399,933
  Chairman, President                   1996     307,577      225,000         25,624          --             45,000        446,237
  and CEO                               1995     233,840      187,800          9,048          --             26,349        322,500
L. Gene Lemon....................       1997     397,400      304,000          8,783          --             14,100        357,011
  Vice President--Administration        1996     384,800      138,500          9,077          --             22,500        214,523
                                        1995     378,500       --              8,470          --             24,467        260,000
Frederick J. Martin..............       1997     412,269      196,100          8,046          --             29,200        286,690
  President and CEO of Dobbs            1996     385,768      259,700         10,205          --             43,800        260,732
  International Services, Inc.          1995     339,600       76,400          5,479          --             50,628         --
Paul B. Mullen(8)................       1997     312,577       71,400(7)        6,659         --             16,000         --
  President and CEO of GES              1996     299,131       30,000         --              --             18,400         --
  Exposition Services, Inc.             1995     103,846       --             --              --             --             --
Richard C. Stephan...............       1997     333,900      255,400          7,020          --             20,200        281,281
  Vice President--Controller            1996     319,033      114,900          6,712          --             35,300        159,633
                                        1995     304,800       --              6,277          --             40,841        207,000


                                     ALL OTHER
                                   COMPENSATION
NAME AND PRINCIPAL POSITION          ($)(5)(7)
---------------------------------  -------------
Robert H. Bohannon(6)............      469,500
  Chairman, President                   58,918
  and CEO                                4,789
L. Gene Lemon....................       11,922
  Vice President--Administration        11,544
                                        11,355
Frederick J. Martin..............        4,800
  President and CEO of Dobbs             3,194
  International Services, Inc.           4,500
Paul B. Mullen(8)................       76,939
  President and CEO of GES             118,568
  Exposition Services, Inc.             46,046
Richard C. Stephan...............       10,017
  Vice President--Controller             9,571
                                         9,144

------------------------------
(1) Amounts shown include other annual compensation not properly categorized as salary or bonus.

(2) Dividends are paid on performance-based stock at the same rate as paid to all stockholders. On December 31, 1997, the following persons held the following amounts of Viad Corp performance-based stock valued at then current market values: Mr. Bohannon, 56,400 shares at $1,089,225; Mr. Lemon, 23,400 shares at $451,913; Mr. Martin, 31,400 shares at $606,413; Mr.
    Mullen, 15,900 shares at $307,069; and Mr. Stephan, 24,600 shares at $475,088. In conjunction with the Corporation's spin-off of the consumer products business effective August 15, 1996, holders of performance-based stock granted in 1995 were credited with the number of shares of The Dial Corporation common stock equal to the number of shares of the Corporation's Common Stock previously awarded. On December 31, 1997, the following persons held the following amounts of The Dial Corporation performance-based stock valued at then current market values: Mr. Bohannon, 5,500 shares at $114,469; Mr. Lemon, 5,000 shares at $104,063; Mr. Martin, 10,300 shares at
    $214,369; and Mr. Stephan, 8,300 shares at $172,744. The 1995 performance-based stock awards (including shares of The Dial Corporation common stock received in the distribution) will vest based on the combined performance of the stock of Viad Corp and The Dial Corporation.

(3) As a result of the spin-off of the Corporation's consumer products business effective August 15, 1996, securities underlying options granted in 1995 have been modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off.

(4) Long-term incentive payouts in 1997 included payments under the Performance Unit Incentive Plan for the 1995-1997 performance period and the vesting of a portion of the Viad Corp and The Dial Corporation shares granted in 1994 under the Performance-Based Stock Plan. Mr. Bohannon earned a prorated performance unit incentive bonus with respect to the 1995-1997 performance period for the period of time he served as President and Chief Executive Officer of Travelers Express Company, Inc., the Corporation's payment services subsidiary. No payout with respect to the 1995-1997 performance period was earned at the corporate level. Long-term incentive payouts in 1996 included payments under the Performance Unit Incentive Plan for the 1994-1996 performance period and the 1996 performance period, as well as the vesting of a portion of the Viad Corp and The Dial Corporation shares granted in 1993 under the Performance-Based Stock Plan. Mr. Bohannon earned a performance unit incentive bonus with respect to the 1994-1996 performance period, prorated for the period of time he served as President and Chief Executive Officer of Travelers Express Company, Inc. and prorated for the period of time he served as President and Chief Operating Officer of the Corporation. Long-term incentive payouts in 1995 included payments under the Performance Unit Incentive Plan for the 1993-1995 performance period.

(5) Amounts represent matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan; relocation expenses of $55,870 paid to Mr. Bohannon in 1996, and relocation expenses of $44,246 and $112,510 paid to Mr. Mullen in 1995 and 1996, respectively; and amounts deferred pursuant to the Deferred Compensation Plan for Executives (see footnote 7).

(6) Employment agreement, effective January 1, 1997, and expiring December 31, 1998, currently provides for an annual salary of $750,000.

(7) Mr. Bohannon and Mr. Mullen deferred $450,000 and $71,400 of their respective 1997 bonuses (totaling $900,000 and $142,800, respectively) pursuant to the terms of the Deferred Compensation Plan for Executives. The deferred amounts were invested in stock units of the Corporation (18,750 and 2,975 stock units for Mr. Bohannon and Mr. Mullen, respectively, acquired at a price of $24.00 per unit, the fair market value of Common Stock on the date of investment) and are included in the "All Other Compensation" column.

(8) Employment agreement, effective April 25, 1996, and renewable from year to year following the initial one-year term, currently provides for an annual salary of $313,500.

                              STOCK OPTION GRANTS

    The following table sets forth information on stock option grants to each of the five most highly compensated executive officers of the Corporation for 1997. The amounts shown for each executive officer as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options, which would result in stock appreciation per share of $11.54 and $29.24, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of the approximately 91.5 million (excluding 5.1 million shares held by the Employee Equity Trust) outstanding shares of the Corporation's Common Stock held by all stockholders on August 20, 1997, and at the option exercise price shown in the table below, which would total approximately $1.06 billion and $2.68 billion, respectively. THESE POTENTIAL REALIZABLE VALUES ARE PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY AND ARE BASED SOLELY ON ASSUMED RATES OF APPRECIATION REQUIRED BY APPLICABLE SEC REGULATIONS. ACTUAL GAINS, IF ANY, ON OPTION EXERCISES AND COMMON STOCKHOLDINGS ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE CORPORATION'S COMMON STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE POTENTIAL REALIZABLE VALUES SHOWN IN THIS TABLE WILL BE ACHIEVED.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                     --------------------------------------------------------
                                      NUMBER OF                                                 POTENTIAL REALIZABLE VALUE
                                     SECURITIES                                                 AT ASSUMED ANNUAL RATES OF
                                     UNDERLYING      % OF TOTAL                                  STOCK PRICE APPRECIATION
                                       OPTIONS     OPTIONS GRANTED    EXERCISE                       FOR OPTION TERM
                                       GRANTED     TO EMPLOYEES IN      PRICE     EXPIRATION   ----------------------------
NAME                                   (#)(1)        FISCAL YEAR     ($/SHARE)(1)    DATE          5%($)         10%($)
-----------------------------------  -----------  -----------------  -----------  -----------  -------------  -------------

Robert H. Bohannon.................     100,000           8.75%         18.3438      8/20/07       1,153,632      2,923,529

L. Gene Lemon......................      14,100           1.23%         18.3438      8/20/07         162,662        412,218

Frederick J. Martin................      29,200           2.55%         18.3438      8/20/07         336,860        853,671

Paul B. Mullen.....................      16,000           1.40%         18.3438      8/20/07         184,581        467,765

Richard C. Stephan.................      20,200           1.77%         18.3438      8/20/07         233,034        590,553

ALL STOCKHOLDERS' STOCK PRICE
  APPRECIATION.....................         N/A             N/A             N/A          N/A    1.06 BILLION   2.68 BILLION

--------------------------

(1) The exercise price is the fair market value of the Corporation's Common Stock on the grant date. Fifty percent (50%) of options become exercisable one year after grant and the balance become exercisable two years after grant. Each option contains the right to surrender the option for cash, which right is exercisable only during certain tender offers. The exercise price may be paid by delivery of already owned shares; and tax withholding obligations arising upon exercise may be paid by offset of a portion of the underlying shares being acquired, subject to certain conditions.

                  AGGREGATED STOCK OPTION EXERCISES AND VALUES

    The following table sets forth information on aggregated stock option exercises for 1997, number of unexercised options at 1997 year-end (exercisable/unexercisable), and 1997 year-end values (exercisable/ unexercisable) for each of the five most highly compensated executive officers of the Corporation. THE AMOUNTS SET FORTH IN THE TWO COLUMNS RELATING TO UNEXERCISED OPTIONS, UNLIKE THE AMOUNTS SET FORTH IN THE COLUMN HEADED "VALUE REALIZED," HAVE NOT BEEN, AND MIGHT NEVER BE, REALIZED. THE UNDERLYING OPTIONS MIGHT NOT BE EXERCISED; AND ACTUAL GAINS ON EXERCISE, IF ANY, WILL DEPEND ON THE VALUE OF THE CORPORATION'S COMMON STOCK ON THE DATES OF EXERCISE. THERE CAN BE NO ASSURANCE THAT THESE VALUES WILL BE REALIZED.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING        VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                        AT FY-END            AT FY-END ($)
                                SHARES ACQUIRED   VALUE REALIZED     (#) EXERCISABLE/         EXERCISABLE/
NAME                            ON EXERCISE (#)        ($)            UNEXERCISABLE         UNEXERCISABLE(1)
------------------------------  ---------------  ----------------  --------------------  ----------------------
Robert H. Bohannon............          None              None       113,970    122,500     796,060     219,219
L. Gene Lemon.................        38,353           377,946       418,318     25,350   4,133,876      74,831
Frederick J. Martin...........          None              None       243,872     51,100   1,924,217     147,369
Paul B. Mullen................          None              None         9,200     25,200      50,025      65,525
Richard C. Stephan............        18,447           184,769       165,017     37,850   1,192,208     115,541

------------------------

(1) The closing price of the Corporation's Common Stock on December 31, 1997, was $19.3125. The information shown reflects options accumulated over periods of up to ten years.

             LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS

    The following table sets forth information on Performance Unit Incentive Plan grants and Performance-Based Stock Plan grants for 1997 and the performance period until payout and, for the Performance Unit Incentive Plan, the estimated ranges of the payout under the Plan, for each of the five most highly compensated executive officers of the Corporation:

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                              ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK BASED PLANS
                                              PERFORMANCE   ---------------------------------------------------------
                                              PERIOD UNTIL       THRESHOLD            TARGET         MAXIMUM (NUMBER
NAME                         NUMBER OF UNITS     PAYOUT      (NUMBER OF UNITS)   (NUMBER OF UNITS)      OF UNITS)
---------------------------  ---------------  ------------  -------------------  -----------------  -----------------
Robert H. Bohannon.........       16,000(1)       2 years            4,000              16,000             32,000
                                  24,000(1)       3 years            6,000              24,000             48,000
                                  40,000(2)       3 years              N/A                 N/A                N/A

L. Gene Lemon..............        6,350(1)       2 years            1,588               6,350             12,700
                                   9,530(1)       3 years            2,383               9,530             19,060
                                   8,100(2)       3 years              N/A                 N/A                N/A

Frederick J. Martin........        8,250(1)       2 years            2,063               8,250             16,500
                                  12,380(1)       3 years            3,095              12,380             24,760
                                  10,500(2)       3 years              N/A                 N/A                N/A

Paul B. Mullen.............        4,250(1)       2 years            1,063               4,250              8,500
                                   6,380(1)       3 years            1,595               6,380             12,760
                                   7,800(2)       3 years              N/A                 N/A                N/A

Richard C. Stephan.........        5,250(1)       2 years            1,313               5,250             10,500
                                   7,880(1)       3 years            1,970               7,880             15,760
                                   7,700(2)       3 years              N/A                 N/A                N/A

------------------------

(1) Granted pursuant to the Performance Unit Incentive Plan, under which the assumed value of the units awarded is equal to $16.375, which was the price of the Corporation's Common Stock on the initial date of grant. The value of the units for any payment of an award is based on the average price of the stock during the month following the performance period. The closing price of the Corporation's Common Stock on December 31, 1997, was $19.3125. Payouts of awards are dependent upon achievement of return on equity or capital and income per share or income targets which are established at the beginning of the performance period.

(2) Performance-based stock granted under the 1997 Omnibus Incentive Plan is earned pro rata as total stockholder return performance targets are met or exceeded relative to the applicable stock index and proxy comparator group existing at the time of each award. Dividends are paid on performance-based stock at the same rate as paid to all stockholders.

                 EXECUTIVE SEVERANCE AND EMPLOYMENT AGREEMENTS

    The Corporation has entered into executive severance agreements with Messrs. Bohannon, Lemon and Stephan providing that if their employment terminates for any reason (other than because of death, disability, or normal retirement) within 18 months after a change in control of the Corporation, they shall receive severance compensation. The maximum amounts the agreements provide for consist of a lump sum payment of three times such executive officer's highest yearly salary, incentive plan payments and fringe benefits. The agreements also provide a tax gross-up feature, so that such executive officers do not have to pay excise taxes imposed by the Internal Revenue Code on payments made pursuant to the agreements. Benefits paid are reduced by other severance benefits paid by the Corporation, but shall not be offset by any other amounts. Such executive officers will also be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans, the number of years' salary paid under the severance plan, or the number of years needed to attain 20 years of service.

    The Corporation has also entered into executive severance agreements with Mr. Martin and Mr. Mullen and certain other executive officers which provide benefits similar to those in the agreements described above, except that if employment terminates involuntarily or they leave for a good reason (as defined in such agreements) they would receive three times their yearly salary, incentive payments and fringe benefits, and if employment terminates because they leave voluntarily during the 30-day period following the first anniversary of the change in control, they would receive two times such compensation.

    The Corporation has entered into an Employment Agreement with Mr. Bohannon, expiring December 31, 1998, providing for a current annual salary of $750,000.

                                 PENSION PLANS

    The following table shows estimated annual retirement benefits payable to a covered participant who retires at age 65 or later, for the years of service and compensation level indicated, under the Viad Companies Retirement Income Plan and the schedule of the Supplemental Pension Plan which prevents the loss of pension benefits otherwise payable except for the limitations of Section 415 of the Internal Revenue Code. The compensation covered by the Retirement Plan is annual salary and annual bonus (one-half of annual bonus in the case of Mr. Mullen and certain other executive officers), as reported in the Summary Compensation Table above. Final covered compensation will be calculated on the basis of the average of a participant's last five years of covered compensation prior to retirement; however, in some cases the average of a participant's highest five years of annual bonus will be included in covered compensation.

                            PENSION PLAN TABLE(1)(2)

                                                      YEARS OF SERVICE(3)
                                   ----------------------------------------------------------
                                                                                       30
REMUNERATION                        10 YEARS    15 YEARS    20 YEARS    25 YEARS    YEARS(4)
---------------------------------  ----------  ----------  ----------  ----------  ----------
$ 125,000........................  $   19,638  $   29,457  $   39,277  $   49,096  $   58,915
  150,000........................      23,888      35,832      47,777      59,721      71,665
  175,000........................      28,138      42,207      56,277      70,346      84,415
  200,000........................      32,388      48,582      64,777      80,971      97,165
  225,000........................      36,638      54,957      73,277      91,596     109,915
  250,000........................      40,888      61,332      81,777     102,221     122,665
  300,000........................      49,388      74,082      98,777     123,471     148,165
  400,000........................      66,388      99,582     132,777     165,971     199,165
  500,000........................      83,388     125,082     166,777     208,471     250,165
  600,000........................     100,388     150,582     200,777     250,971     301,165
  700,000........................     117,388     176,082     234,777     293,471     352,165
  800,000........................     134,388     201,582     268,777     335,971     403,165
  900,000........................     151,388     227,082     302,777     378,471     454,165
 1,000,000.......................     168,388     252,582     336,777     420,971     505,165
 1,100,000.......................     185,388     278,082     370,777     463,471     556,165
 1,200,000.......................     202,388     303,582     404,777     505,971     607,165
 1,300,000.......................     219,388     329,082     438,777     548,471     658,165
 1,400,000.......................     236,388     354,582     472,777     590,971     709,165
 1,500,000.......................     253,388     380,082     506,777     633,471     760,165
 1,600,000.......................     270,388     405,582     540,777     675,971     811,165

------------------------

(1) The Internal Revenue Code (Code) and the Employee Retirement Income Security Act (ERISA) limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Corporation has supplemental plans which authorize the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plans.

(2) Benefits are computed on a single-life annuity basis. Such benefits reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table.

(3) The number of credited years of service for Messrs. Bohannon, Lemon, Martin, Mullen and Stephan are: 4, 28, 20, 21, and 28 years, respectively. Messrs. Bohannon, Lemon, Martin, Mullen and Stephan's estimated annual retirement benefits are: $359,913, $418,518, $213,540, $214,430, and
    $353,922, respectively. A portion of Mr. Mullen's retirement benefits has been accrued under retirement plans and supplemental pension plans which have been frozen. Future accrued benefits for Mr. Mullen are attributable to a supplemental pension plan.

(4) The Corporation's Retirement Income Plan limits the years of service credited for purposes of calculating benefits to a maximum of 30 years. Its Supplemental Pension Plan contains similar limits and further provides that pension benefits set forth in this column will be payable to designated executive officers who have completed twenty or more years of service and have attained age 55, including Mr. Bohannon.

                               LEGAL PROCEEDINGS

    Several stockholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Viad's Board of Directors, and against Viad as a nominal defendant. The complaints variously allege fraud, negligence, mismanagement, corporate waste, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Viad for compensatory and other damages incurred by Viad as a result of alleged payment of excessive compensation, improper investments, or other improper activities. Viad and its counsel believe the claims are without merit. In addition, Viad and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including pending or potential claims by or on behalf of approximately 6,500 former railroad workers claiming asbestos related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Viad. Although the amount of liability at December 31, 1997, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not have a material effect on Viad's financial position or results of operations.

    Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recoveries, will not have a material effect on Viad's financial position or results of operations.

                            ------------------------

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE CORPORATION'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE STOCKHOLDER RETURN PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                        HUMAN RESOURCES COMMITTEE REPORT

    This report has been prepared by the Human Resources Committee (Committee) of the Board of Directors. Under the Committee's direction, the Corporation has implemented an executive compensation strategy designed to enhance profitability and stockholder value. This strategy has served the stockholders of the Corporation for many years by motivating and rewarding executives for achieving the Corporation's goals.

EXECUTIVE COMPENSATION STRATEGY

    The Corporation's primary executive compensation strategy is to closely align the financial interests of senior managers with those of the stockholders. Specific objectives of the executive compensation strategy are:

    - To maximize stockholder value and to provide incentives to increase stock value relative to the market

    -  To provide a compensation package competitive with comparator companies

    -  To attract and retain highly effective executive talent

    -  To motivate executives to achieve the Corporation's key business goals

    - To put a significant amount of pay at risk in keeping with the Corporation's pay-for-performance objective

    - To encourage "at risk" investment in the Corporation through ownership of Common Stock or stock units of the Corporation

    To support these objectives, a significant portion of executive compensation is tied to achieving specific business goals that favorably impact the Corporation's stock price.

MANAGING COMPENSATION

    Each year the Committee conducts an in-depth review of the Corporation's executive compensation program. This review is based in part on a comprehensive study by a nationally recognized independent consulting firm. The consultant's report assesses the effectiveness of the compensation program in achieving the strategy and objectives established by the Committee. In addition, it provides a comparison relative to practices and costs typical among a group of companies in comparable industries among which the Corporation competes for executive talent. The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the comparator or published industry indexes in the performance graph included in this Proxy Statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the companies that would be included in the indexes established for comparing stockholder returns.

    The compensation program for the Corporation's executive officers for 1997 was focused on performance based criteria and was designed by reference to target compensation packages of executive officers at approximately the 60th percentile of the comparator companies, but such level of compensation would be earned only if aggressive performance criteria were achieved.

    The preceding Summary Compensation Table shows the overall levels of incentive compensation and the year-to-year variations which indicate the strong relationship between incentive compensation and performance.

COMPONENTS OF COMPENSATION

    Total compensation for the Corporation's executive officers includes:

    -  Base salary

    -  Annual and long-term incentives

    -  Benefits

    -  Perquisites

    A significant amount of compensation is tied to the attainment of corporate or subsidiary performance goals. For example, annual and long-term incentives at target comprise approximately 74% of the aggregate compensation package for Mr. Bohannon and approximately 55% for other executive officers. The Committee believes this reinforces the pay-for-performance commitment and encourages executive officers to focus on adding value to the Corporation.

    The Committee, in determining the Corporation's compensation policies and practices, endeavors to maximize the tax deductibility of executive compensation under the provisions of Section 162(m) of the Internal Revenue Code. However, it does not intend to permit the provisions of such Section to erode the effectiveness of the Corporation's overall system of compensation policies and practices.

BASE SALARY

    Each year the Committee evaluates the named executive officers' salaries based on performance during the prior period and competitive surveys of the Corporation's comparator companies provided by the Corporation's compensation consultants. Performance factors considered for the named executive officers include various aspects of personal qualities, communication skills, management leadership skills, strategic orientation and commitment to competitive advantage, with both objective and subjective judgments being made in the annual performance appraisal process.

    The Corporation entered into an employment agreement with Mr. Bohannon in connection with his election as Chairman of the Board, President and Chief Executive Officer of the Corporation, effective January 1, 1997. The agreement replaced a prior agreement between the Corporation and Mr. Bohannon. In making its determination as to the terms and conditions of the agreement, the Committee considered the following:

    -  Scope of duties, responsibilities and expectations of the position

    -  Executive experience

    - General competitive practice for similar companies, particularly the Corporation's comparator companies

    - Appropriate allocation between salary and performance-based incentive compensation

    Mr. Bohannon has a current base salary of $750,000.

    In the case of the other named executive officers, their salaries generally were targeted at between the 50th and 75th percentile of the salaries of comparable executives at the Corporation's comparator companies, and during 1997 such officers received increases maintaining them, on average, at such percentiles of salaries at such companies.

ANNUAL INCENTIVES

    Executives are eligible for an annual bonus based on achieving corporate and business unit performance targets established each year. Performance targets are set by the Committee at the beginning of the performance period. The awards for 1997 reflect the extent to which targets for the following goals were approached or exceeded:

    - Corporate level: Income per share from continuing operations (weighted at 66 2/3%) and other specified performance measurements including, but not limited to, reduction of noncore assets, cash flow growth, liability management, corporate center cost control, and maintenance or improvement of debt ratings (weighted at 33 1/3%).

    - Operating company level: Net income (weighted at 66 2/3%) and other specified performance measurements including, but not limited to, revenue growth, operating income margin growth, cash flow growth, and profitability per employee (weighted at 33 1/3%).

    Individual target bonuses in 1997 ranged from 10% to 60% of the executive's base salary, depending on the level of responsibility. Actual bonus awards at the corporate level range from 0% to 170% of target, depending on achievement of corporate goals and discretionary adjustment based on individual performance, but not to exceed the individual's funding limit expressed as a percentage of the Corporation's net income as defined, such percentage being determined by the Committee at the beginning of the period. Actual bonus awards at the operating company level range from 0% to a maximum of 178.5% of target, depending on achievement of operating company goals and discretionary adjustment based on individual performance.

    For 1997, Mr. Bohannon received an annual bonus of $900,000, one-half of which was deferred pursuant to the Deferred Compensation Plan for Executives and invested in stock units of the Corporation at a price of $24.00 per unit. The bonuses of Messrs. Bohannon, Lemon and Stephan were based on the Corporation achieving applicable income per share and other performance targets, and also, in the case of the bonus awarded to Mr. Bohannon, a determination by the Committee that a special award was appropriate in recognition of the outstanding results achieved in 1997. The bonuses for the executive officers receiving bonuses at the operating company level were based on achieving net income and other performance targets for their respective units, subject to a funding limit.

LONG-TERM INCENTIVES

    To accomplish the objectives of the executive compensation program and to encourage short-term actions consistent with longer-term improvement, the long-term incentive plans are designed to reward measurable performance and to build stock ownership among executive officers. Three long-term incentive vehicles (performance units, stock options, and performance-based stock) are utilized to achieve the Corporation's objectives.

    The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of stockholders by tying incentive payments not only to the achievement of financial measures but also to common stock performance. At the corporate level, goals are based on return on equity and income per share from continuing operations. For the operating companies other than the Corporation's payment services subsidiary, the goals are based on return on capital and net income. Goals for the payment services subsidiary are based on return on equity and net income. The Performance Unit Incentive Plan is offered to a limited group of key executives, including the executives whose compensation is detailed above.

    Awards are paid if, at the end of the applicable performance period, specific financial targets are met. Targets are set by the Committee at the beginning of the performance period.

    Performance unit grants are based on the Corporation's Common Stock price on the date of the grant and on a competitive dollar value by position for executive officers and a multiple of salary for other executives, in each case giving consideration to data provided by an independent consulting firm concerning competitive practices of the comparator companies. Participant awards can be earned depending on the degree of achievement of two financial goals based on a matrix of 0% to 200% of the number of award units originally granted. Award payments are based on the stock price during the month following the performance period. The maximum amount of award units will be earned if both the return on equity or capital threshold target and the maximum income target for the performance period are met. Proportionately fewer units are earned for less than maximum income results. If either income or average annual return on equity or capital is below the threshold level, no units are earned. In addition, no units will be earned by operating companies if net income in any year of the performance period does not exceed prior year net income. Performance periods generally are three years in length. In conjunction with the spin-off of the consumer products business of the Corporation in 1996, a special one-year performance period award was granted in 1996 in lieu of the normal three-year grant with proportionately smaller performance unit grants. A special two-year performance period award, in addition to the normal three-year award, was granted in 1997 with proportionately smaller performance unit grants. The special two-year performance period award granted in 1997, taken with the special one-year performance period award granted in 1996, completes awards for the three-year 1996-1998 performance period cycle.

    At the end of the 1995-1997 performance period, Mr. Bohannon earned a prorated performance unit incentive bonus of $205,200 under the Performance Unit Incentive Plan with respect to the period of time he served as President and Chief Executive Officer of Travelers Express Company, Inc., the Corporation's payment services subsidiary. No performance unit incentive plan bonus was earned at the corporate level. The performance unit incentive bonus for Mr. Bohannon and the performance unit incentive bonuses of the other executive officers receiving bonuses for results at the operating company level were based on achieving the income and return on equity targets for the three-year performance period ending December 31, 1997.

    The Stock Incentive Plan provides a long-term incentive for a broader group of key employees. Stock options encourage and reward effective management that results in long-term financial success. In 1997 stock options were granted for a term of ten years with an exercise price at fair market value on the date of grant. Half the number of options granted can be exercised after one year and the other half after two years. Stock option grants are a part of the named executive officers' total compensation package, and the amounts granted are based on a dollar value by position based on competitive practices of the Corporation's comparator companies.

    In 1997, the Committee also awarded certain executive officers performance-based stock. Awards under the Corporation's Performance-Based Stock Plan are based on multiples of salaries based on competitive practices of the Corporation's comparator companies and are made for the purposes of focusing management's attention on value creation as measured by returns to stockholders; retaining the management team; and building stock ownership by executive officers in the Corporation's Common Stock. The stock will be earned only if performance targets, relative to the applicable stock index and proxy comparator group existing at the time of each award, are met or exceeded.

    In 1997, Mr. Bohannon received options to purchase 100,000 shares of Common Stock with an exercise price of $18.3438 per share; and, including the 1997 grant, at year-end he held options to purchase 236,470 shares. In 1997 Mr. Bohannon also received a grant of performance-based stock in the amount of 40,000 shares. He now beneficially owns 194,451 shares of the Corporation's Common Stock, including 56,400 shares of performance-based stock which will not be earned by Mr. Bohannon unless the performance targets are met.

    Guidelines have been adopted encouraging officers and key executives to own a dollar amount of investment equal to a multiple of their base pay of Common Stock or stock units of the Corporation which are at risk in the market and not simply held under option. These multiples range from one and one-half to five times base pay, depending on the level of compensation of individuals within the group.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

    In 1993, Congress adopted legislation that prohibited publicly held companies from deducting certain compensation paid to a named executive officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee, the compensation is not included in the computation of the limit. The Committee intends, to the extent feasible and where it believes it is in the best interest of the Corporation and its stockholders, to qualify such compensation as tax deductible. In this regard, the Board of Directors submitted performance goals and certain other terms under the Viad Corp Omnibus Incentive Plan for approval at the 1997 Annual Meeting of Stockholders, as required to allow certain of the compensation payable under this plan to be eligible for the deduction.

CONCLUSION

    The Committee believes that the 1997 grants of stock options and performance-based stock, and short and long-term cash incentive plans, have successfully focused the Corporation's senior management on building profitability and stockholder value. The grants are competitive with those offered at comparator companies. Through these programs, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and to stock price performance.

    In 1997, as in previous years, the overwhelming majority of the Corporation's executive compensation was at risk. The Committee intends to continue to link executive compensation to corporate performance and stockholder return.

                                          HUMAN RESOURCES COMMITTEE
                                          Jess Hay, Chairman
                                          Judith K. Hofer
                                          Linda Johnson Rice
                                          Timothy R. Wallace

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing, for the five-year period ended December 31, 1997, the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the Standard & Poor's Midcap 400 Stock Index and the Commercial and Consumer Services Industry Index.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            VIAD CORP    S&P MIDCAP 400   COMMERCIAL & CONSUMER SERVICES INDEX
Dec 92           100.0             100.0                                  100.0
Dec 93            98.8             113.9                                  100.9
Dec 94           107.0             109.9                                   95.8
Dec 95           152.7             143.8                                  114.1
Dec 96           167.4             171.3                                  138.0
Dec 97           201.0             226.5                                  180.9

                                                                   1992       1993       1994       1995       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
Viad Corp......................................................      100.0       98.8      107.0      152.7      167.4      201.0
S&P Midcap 400.................................................      100.0      113.9      109.9      143.8      171.3      226.5
Commercial & Consumer Services.................................      100.0      100.9       95.8      114.1      138.0      180.9

------------------------

(1) Assumes $100 invested on the last trading day of 1992 and all dividends were reinvested.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The following resolution concerning the appointment of independent public accountants will be offered at the meeting:

    RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1998 is hereby ratified and approved.

    Deloitte & Touche LLP has audited the accounts of the Corporation and its subsidiaries for many years and has been appointed by the Board of Directors of the Corporation upon the recommendation of the Corporation's Audit Committee as the Corporation's independent public accountants for 1998. It is expected that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

    Members of the Audit Committee of the Board of Directors, none of whom are employees of the Corporation, are Judith K. Hofer, Chairman, Jack F. Reichert, Linda Johnson Rice, Douglas L. Rock, and John C. Tolleson.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998.

           SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

    From time to time stockholders present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be considered, proposals must be submitted on a timely basis. Proposals for the 1999 Annual Meeting of Stockholders must be received by the Corporation no later than December 1, 1998. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

    A copy of the Corporation's 1997 Annual Report on Form 10-K to the Securities and Exchange Commission may be obtained by stockholders upon written request to Carol Kotek, Viad Corp, Stockholder Relations Department, Viad Tower, Phoenix, Arizona 85077-2227.

    In the event a stockholder wishes to propose a candidate for consideration by the Corporate Governance and Nominating Committee as a possible nominee for election as a director, or wishes to propose any other matter for consideration at the stockholders meeting, other than proposals covered by the first paragraph of this section, written notice of such stockholder's intent to make such nomination or request such other action must be given to the Secretary of the Corporation, Viad Corp, Viad Tower, Phoenix, Arizona 85077-2227 pursuant to certain procedures set out in the Corporation's Bylaws, a copy of which is available upon request from the Secretary of the Corporation. The chairman of the stockholders meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedure.

                                 OTHER BUSINESS

    The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                          By Order of the Board of Directors

                                               Scott E. Sayre
                                                  SECRETARY

VIAD CORP
ANNUAL MEETING


TUESDAY, MAY 12, 1998
9:00 A.M., MOUNTAIN STANDARD TIME


* PLEASE DETACH HERE *


                                 [LOGO]


UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS.


                            * PLEASE DETACH HERE *

-------------------------------------------------------------------------------

                     PLEASE MARK, SIGN, DATE AND RETURN THE
                     PROXY CARD USING THE ENCLOSED ENVELOPE.




1. Election of directors:   Jess Hay #1            Linda Johnson Rice #2    / / FOR all nominees listed (except   / /  WITHHOLD
                            Timothy R. Wallace #3                               as marked to the contrary below)       AUTHORITY


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE         ---------------------------------------
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)                    ---------------------------------------


2. Ratification of appointment of Deloitte & Touche llp as independent public         / /  For      / / Against   / / Abstain
   accountants for 1998.


3. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.


Address Change? Mark Box       / /
Indicate changes below:


                                                                                     Date _____________________________


                                                                                  -------------------------------------


                                                                                  -------------------------------------

                                                                                  Signature(s) in Box
                                                                                  THIS PROXY CARD MUST BE SIGNED EXACTLY AS
                                                                                  NAME APPEARS THEREON. When shares are held
                                                                                  by joint tenants, both should sign.  When
                                                                                  signing as attorney, executor, administrator,
                                                                                  trustee or guardian, please give full title
                                                                                  as such.  If a corporation, please sign in
                                                                                  full corporate name by president or other
                                                                                  authorized officer.  If a partnership, please
                                                                                  sign in partnership name by authorized person.



-------------------------------------------------------------------------------


VIAD CORP          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
VIAD TOWER
1850 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA 85077

The undersigned hereby appoints Robert H. Bohannon and Jack F. Reichert, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Viad Corp to be held on Tuesday, May 12, 1998, at 9:00 a.m., Mountain Standard Time, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the proxy statement, and in their discretion upon any other matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


                                                          --------------------
                                                            SEE REVERSE SIDE
                                                          --------------------